HemaCare Corporation

                                EXHIBIT 11

              Net Income per Common and Common Equivalent Share

                                                     Years Ended December 31,
                                           -------------------------------------------------------
                                              1999           1998           1999           1998
                                           -----------    ------------   ------------  -----------
             BASIC
             -----
Weighted average common shares used
  to compute basic earnings per
  share...............................     7,437,582       7,281,120      7,393,001    7,267,753
                                           ===========    ============   ============  =========

                   Net income..........    $ 342,000      $  420,000     $1,057,000    $ 745,000
                                           ===========    ============   ============  =========

Basic net income per share.............    $     0.05     $     0.06     $     0.14    $    0.10
                                           ===========    ============   ============  =========

             DILUTED
             -------
Weighted average common shares used to
  compute basic earnings per share....      7,437,582      7,281,120      7,393,001    7,267,753
                                           ===========    ===========    ============  =========

Dilutive preferred equivalent shares..        500,000        376,344        500,000       94,086
Dilutive effect of common stock
 issuable in connection with
 acquisition..........................                        45,000                      11,342
Dilutive common equivalent shares
 attributable to stock options
 (based on average market price).....         185,726              -        243,680            -
Dilutive common equivalent shares
 attributable to warrants (based on
 average market price)...............          19,600              -         20,838            -
                                           ----------     ----------     ----------    ---------
Weighted average common shares and
 equivalents used to compute
 diluted earnings per share..........       8,142,908      7,702,464      8,157,519    7,373,181
                                           ===========    ===========    ============  =========

               Net income...........       $  342,000     $  420,000     $1,057,000    $ 745,000
                                           ==========     ===========    ============  ==========

Diluted net income per share ......        $     0.04     $     0.06     $      0.13   $    0.10
                                           ===========    ===========    ============  ==========